STAN J.H. LEE, CPA

November 14, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Thunderclap Entertainment, Inc.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated November 14, 2012 of Thunderclap Entertainment, Inc. and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Stan J.H. Lee, CPA